LEASE INDEMNIFICATION AGREEMENT


               THIS LEASE INDEMNIFICATION AGREEMENT, made as of this 24th day of March, 1996, by and between NPC INTERNATIONAL, INC., a Kansas corporation ("Seller"); and SKIPPER'S INC., a Washington corporation ("SKIPPER'S").

               This Agreement is made and delivered in order to effect and document the indemnification by Seller of any and all obligations and liabilities of SKIPPER'S under certain leases listed on Exhibit A attached hereto and incorporated herein by reference (the "Leases") pursuant to Section 1.G of the Acquisition Agreement dated as of March 24, 1996 by and among Seller, SKIPPER'S and Seattle Crab Co., a Washington corporation ("Buyer"), (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, Buyer became the sole shareholder of SKIPPER'S (the "Acquisition"). Any term not otherwise defined herein shall have the meaning provided for in the Acquisition Agreement.


                                      Agreement

                    Indemnification of  SKIPPER'S  and Buyer.   For  value
          received, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to indemnify, hold harmless and defend SKIPPER'S and Buyer for any and all costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith, court costs, and fees and disbursements of counsel) incurred by either of them, directly or indirectly, in connection with any and all obligations and liabilities of SKIPPER'S under the Leases.

                    Indemnification of  Seller.   For value  received, the
          receipt and sufficiency of which are hereby acknowledged, Buyer and SKIPPER'S hereby agree to indemnify, hold harmless and defend Seller for any and all costs, losses, claims, liabilities, fines or penalties (including interest which may be imposed in connection therewith, court costs, and fees and disbursements of counsel) incurred, directly or indirectly, in connection with any and all actions of Buyer and SKIPPER'S under the Leases subsequent to the date hereof not authorized or approved in writing by Seller.

               2. Payment. Seller further agrees to pay, perform and discharge any and all obligations of SKIPPER'S under the Leases according to their respective terms. Seller shall collect all



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          rents from  any subtenants  and pay  directly to  the  respective
          Landlords and other parties, including taxing authorities, all amounts due under the Leases by SKIPPER'S.

                    Additional Instruments. Seller shall execute or obtain at its sole expense upon Buyer's request any additional documents or instruments reasonably necessary or prudent to effect the intention of this Agreement. SKIPPER'S shall execute or obtain at Seller's expense upon Seller's request any additional documents or instruments reasonably necessary or prudent to effect the intention of this Agreement. SKIPPER'S shall cooperate fully with Seller in the performance of Seller's obligations hereunder, including making the services of SKIPPER'S employees reasonably available to Seller without cost.

                    Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

                    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Washington without giving effect to conflicts of law principles.

                    Assignment. This Agreement may not be assigned by any party, other than to an Affiliate, without the prior written consent of the other parties hereto, and any such assignment shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; provided, however, that no assignment of this Agreement shall relieve the parties of their respective indemnification obligations hereunder.

                    Entire Agreement.  This Agreement  embodies the entire
          understanding of the parties and other than the agreements and other documents executed and delivered upon the execution date of the Acquisition Agreement and upon the Closing of the Acquisition, there are no further or other agreements or understandings written or verbal, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced herein.










                    Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance or interpretation hereof, shall be resolved by arbitration in Seattle, Washington in accordance with the Rules of the American Arbitration Association then existing, and judgment of the arbitration award may be entered in any court having competent jurisdiction over the subject matter. The prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it or he is entitled.

                    Rights Cumulative. Except as provided for in Sections 8.B.3 and 8.C.3 and 9.B of the Acquisition Agreement, no right granted to the parties under this Agreement for default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

                    Time of the Essence. Time is of the essence for each provision of the Agreement in which time is an element.

                    General Provisions.


                    B. Modification; Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any single waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                    B. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    C. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.





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                    D.   Notices.     All  notices,   consents  and   other
          communications under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered in Person,
          (ii) sent by fax, provided that a copy is mailed First Class Mail, or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addressee or fax numbers set forth below (or to such other address or fax number as a party may designate as to itself or himself by notice to the other party):












































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                         (1)  If to SKIPPER'S:

                              Paul Baird
                              SKIPPER'S, Inc.
                              1500 114th Avenue S.E., Suite 150
                              Bellevue, Wash. 98004
                              Telephone Number: (206) 450-2233
                              Fax Number: (206) 462-7121

          with a copy to:

                              James L. Vandeberg, Esq.
                              Graham & Dunn
                              1420 Fifth Ave. 33rd Floor
                              Seattle, Wash. 98101
                              Telephone Number: (206) 340-9615
                              Fax Number: (206) 340-9599

                         (2)  If to the Seller:

                              Troy D. Cook
                              Vice President Finance
                              NPC International, Inc.
                              720 West 20th Street
                              Pittsburg, Kansas 66762
                              Telephone Number: (316) 231-3390
                              Fax Number: (316) 231-0288

          with a copy to:

                              David G. Short, Esq.
                              NPC International, Inc.
                              9304 Forest Lane, Suite 200
                              Dallas, TX 75243
                              Telephone Number: (214) 343-7886
                              Fax Number: (214) 343-2680


               IN WITNESS WHEREOF, the undersigned have affixed their respective signatures.

                              NPC INTERNATIONAL, INC.


                                  By ____________________________
                                               President
                              SKIPPER'S INC.


                                  By ____________________________
                                              , President




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